EXHIBIT 99.1

SMTC Announces the Appointment of Larry Silber as Interim CEO and Clarke Bailey as Executive Chairman, Announces Departure of Co-CEO's Alex Walker and Claude Germain

TORONTO, May 14, 2013 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq: SMTX) (TSX:SMX) ("SMTC"), a global electronics manufacturing services provider announces the appointment of Larry Silber as Interim President and CEO and Clarke Bailey as Executive Chairman. By mutual agreement Messrs. Walker and Germain are departing as Officers and Directors of the Company to pursue their Rouge River Capital merchant banking business on a full time basis.

Larry Silber joined SMTC's Board as a Director in 2012 and recently served as COO of Hayward Industries, Inc. a privately held equipment manufacturing company with annual revenue in excess of $500 million.  Prior to his employment at Hayward Industries, Inc., Mr. Silber spent 30 years at Ingersoll Rand, a $14 Billion revenue global business, during which time he most recently served as the Chairman of Ingersoll Rand Canada and as President of the Utility Equipment Group.

Clarke Bailey joined SMTC's Board as a Director in 2011 and has served as the Chairman of its Audit Committee since joining SMTC's Board.  He has extensive experience as a Chairman and Executive of public companies, including his current role as Chairman and CEO of EDCI Holdings, Inc.  Mr. Bailey will lead the CEO Search Committee's efforts to identify and appoint a permanent CEO at SMTC.

"Focusing on global operational efficiencies and customer satisfaction are the areas where I am excited to bring a wealth of experience and knowledge to the Company," stated Mr. Silber.  Stated Mr. Bailey, "I've enjoyed working with Larry Silber as a Director for the past year and have been impressed by his operating and customer-facing skills.  I look forward to working with him going forward as coincident to leading the new CEO search."  Continued Mr. Bailey, "Alex and Claude stabilized the business during a very challenging period for SMTC and we thank them for their contributions the past two years.  We wish them the best going forward."

"We have enjoyed our experience at SMTC these past two years working with employees and customers to stabilize and grow the business, and wish the Company continued success ahead," stated Alex Walker.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 2,300 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC was recognized in 2012 by Frost & Sullivan with the Global EMS Award for Product Quality Leadership and 2013 with the North American Growth Leadership Award in the EMS industry, as one of the fastest growth companies in 2012.

SMTC is a public company incorporated in Delaware with its shares traded on the NASDAQ Global Market under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com.

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

CONTACT: For further information:
         Larry Silber
         Interim President and Chief Executive Officer
         (905) 413.1190
         Email: investorrelations@smtc.com

         Investor Relations Information:
         Larry Silber
         Interim President and Chief Executive Officer
         (905) 413.1190
         Email: investorrelations@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com